Exhibit 10.5

PROMISSORY NOTE

U.S. $300,000	25 February 2009
St. John’s, Antigua

FOR VALUE RECEIVED, the undersigned, M2 Global Ltd. (the “Issuer”), a company registered in Antigua and Barbuda, hereby promises to pay to ZASIS LLC, a Cayman Islands Corporation, or its assigns, the principal sum of Three Hundred Thousand Dollars ($300,000.00), together with interest thereon at the rate of Six Percent (6%) per annum.

The entire unpaid principal amount outstanding under this promissory note (this “Note”), together with interest thereon, shall be due and payable on 30 September 2009 (the “Maturity Date”). Interest is to be paid on the Maturity Date. Issuer may, at any time, prepay any or all of the principal or interest due under this Note without premium or penalty. Payments with respect to this Note are to be made in lawful money of the United States of America.

The entire unpaid principal amount outstanding under this Note, together with interest thereon, shall become immediately due and payable upon the insolvency of Issuer, the filing of a petition in bankruptcy by Issuer, the execution by Issuer of a general assignment for the benefit of creditors, or the filing by or against Issuer of a petition in bankruptcy or a petition for relief under the provisions of any country’s bankruptcy act or law for the relief of debtors and the continuation of such petition without dismissal for a period of 90 days or more. Any principal balance that is due but remains unpaid shall bear interest at the rate of ten percent (10%) until paid in full. The parties hereto hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality. This Note shall be governed by and construed in accordance with the laws of the State of Florida without regard to the principles or rules of conflicts of laws thereof to the extent that such principles or rules would require the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed and delivered as of the day and year first above written.

M2 GLOBAL LTD.

/s/ Michael Muscato
By: Michael A. Muscato, CEO

Although I will not personally receive any loan proceeds, I promise to repay the full amount of this Note, including unpaid principal and accrued interest, if, upon demand by the holder of the Note, the Issuer fails to repay the debt.

/s/ Michael Muscato
Michael A. Muscato, Personally